Exhibit 10.1

NIC Inc.
Management Annual Incentive Plan for Senior Executives
(as approved October 9, 2014)

Objective – The Management Annual Incentive Plan for Senior Executives  ("MAIPSE" or "Plan") is intended (i) to attract, retain, and reward key executives of NIC Inc. ("NIC" or "the Company") (ii) to promote execution against annual performance goals and (iii) with respect to any Potential Covered Employee, to operate as a Plan within or under an "umbrella" plan previously adopted and titled the NIC Inc. Executive Incentive Plan ("Executive Incentive Plan").  The Plan is designed to:

•	Reinforce strategically important operational and financial objectives;
•	Contribute to competitive compensation opportunities; and
•	Align the interests of Participants with those of NIC's stockholders.

Definitions – Certain terms are defined in Attachment A for the purposes of the Plan.

Administration – The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"); provided, however, that the Committee, in its discretion, may delegate to certain officers or employees of the Company the responsibility for handling certain day-to-day operational aspects of the Plan.  Any reference to the Plan Administrator hereinafter which relates to administration of the Plan will refer to the Committee and/or any officer(s) or employee(s) to whom the Committee has delegated responsibilities or powers, except to the extent such delegation of a responsibility or power would cause an Award that the Committee intends to qualify as "performance-based compensation," as described in Code Section 162(m)(4)(C), to fail to qualify as such.

The Committee has discretion, subject to the provisions of this Plan and the Executive Incentive Plan, and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board of Directors, to (i) interpret the Plan; (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan; and (iii) make such other determinations and take such other action as it deems necessary or advisable.  Without limiting the generality of the foregoing sentence, the Committee may, in its sole discretion, treat all or any portion of any period during which a Participant is on military leave or on an approved leave of absence (as defined by the Committee) from the Company as a period of employment of such Participant by the Company for the purpose of this Plan.  Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

If the Committee determines that a Participant may be a Covered Employee at the end of the Company's fiscal year during which the value of an Award is to be paid pursuant to the terms of the Plan and recognized as income to the Participant for federal income tax purposes (a "Potential Covered Employee"), the Committee may determine to make the Award qualify as "performance-based compensation" under Code Section 162(m)(4)(C). If so, the Committee shall exercise its powers under this Plan in a manner consistent with Code Section 162(m) and Treas. Reg. § 1.162-27.

Term of the Plan – The Plan will be considered in effect as of the start of the Plan Year, subject to approval of the Committee and ratification of the Board of Directors of the Company (the "Board"). The Plan will be effective for one Plan Year unless terminated earlier by action of the Board or Committee.  Awards granted hereunder prior to such termination will continue to be effective in accordance with the terms and conditions of the Plan. NIC anticipates that a successor to the Plan will be established each year, but has no obligation to establish any such successor plan.

1

Eligibility – The Plan covers select employees of the Company, as determined by the Committee.  Eligibility under the Plan or participation in the Plan is not a guarantee of employment, and does not guarantee eligibility or participation in any successor plan.  To be eligible for the full Award under the Plan, a Participant must remain in the Company's employ for the entire Plan Year, except as otherwise provided in this Plan or the Participant's employment agreement with the Company.

For individuals that are not eligible under the Plan at the start of the Plan Year, the following guidelines apply:

1.	Newly-hired Employee
At the sole discretion of the Committee, a newly-hired employee shall be eligible for an Award if the individual commences employment with the Company at or prior to the first day of the third quarter of the Plan Year (i.e., minimum six months of employment for the Plan Year).  No Award under the Plan shall be granted if employment commences more than six months after commencement of the Plan Year.

2.	Mid-period Promotion
At the sole discretion of the Committee, an employee who is promoted into eligibility during the Plan Year shall be eligible if the promotion becomes effective at or prior to the first day of the third quarter of the Plan Year (i.e., promotion becomes effective a minimum of six months prior to the end of the Plan Year).  No Award shall be granted if the promotion becomes effective less than six months prior to the end of the Plan Year.

3.	Establishment of Performance Goals
If the Committee intends the Award to qualify as "performance-based compensation" under Code Section 162(m)(4)(C), the Committee may establish a Section 162(m) Performance Goal specifically for the individual, or may apply the limitations and requirements of such "performance-based compensation" directly to the Award, using performance measures and goals authorized in the Executive Incentive Plan. Any performance goal intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C) shall be substantially uncertain as of time the goal is established, and shall be established before 25% of the performance period applicable to the Participant has elapsed.

Termination of Service – In the event a Participant separates from service to the Company prior to the end of a Plan Year, the Award made to the Participant will be treated as follows:

1.	Death or Disability
If the applicable performance goals are ultimately satisfied, a Participant who dies or experiences a Disability during the Plan Year will receive (or the Participant's estate will receive) a pro rata Award based on actual days worked during the Plan Year, based on actual performance as measured at the end of the Plan Year.  Accordingly, for the avoidance of doubt, such award will be made only if the performance goals are attained. The Award will be paid as soon as practicable following certification of attainment of the applicable performance goals.

2.	Retirement
If the applicable performance goals are ultimately satisfied, a Participant who retires during a given Plan Year will receive a pro rata Award based on actual performance as measured at the end of the Plan Year, subject to any required severance agreement.  Accordingly, for the avoidance of doubt, such award will be made on account of a Participant's retirement only if the performance goals are attained. The Award will be paid as soon as practicable following certification of attainment of the applicable performance goals.

3.	Other Termination
All other termination events will be treated in accordance with the provisions set forth in a Participant's employment agreement; provided, however, that any provision of an employment agreement that requires vesting of any portion of an Award for a Covered Employee shall have no effect if the Committee intends such Award to qualify as "performance-based compensation" under Code Section 162(m)(4)(C) (unless such vesting occurs as the result of the Participant’s death or Disability).

Incentive Opportunity – The Committee will establish incentive opportunities under the Plan for each Participant during the "applicable period," which is no later than 90 days after the start of the Plan Year (or if shorter, before 25% of the performance period applicable to the Participant has elapsed for Awards subject to Code Section 162(m)). The Committee will, in its sole discretion and within the applicable period, establish Threshold, Target, and Superior goals associated with each performance measure and determine the weighting of each measure for the purposes of incentive opportunities under the Plan.  Generally, incentive opportunities will be established as a percentage of a Participant's base salary, and the Award percentage earned will be applied to a Participant's base salary (as described in this Plan under "Award Payout"). At the end of the Plan Year, a Participant may earn an Award equal to, greater than, or lesser than (including zero) the target opportunity, subject to Threshold, Target, and Superior levels of performance, as established by the Committee in its sole discretion.  No payments will be awarded if threshold performance is not achieved, and no additional payments above the maximum incentive amount will be awarded for performance in excess of the Superior level, except as determined by the Committee, in its sole discretion, subject to limitations required to maintain the intended purpose of the Plan and of any particular Award, including prohibitions on discretionary increases applicable to Awards that the Committee intends to qualify as "performance-based compensation," as described in Code Section 162(m)(4)(C).

Performance Measurement Period – Except as otherwise provided in the Plan, the measurement period is the Plan Year, coinciding with the Company's fiscal year beginning on January 1 and ending on December 31.

Performance Measures and Goals – The Committee will establish the performance measures and associated weightings for incentive calculations under the Plan.  The Committee may modify the definition of performance measures under the Plan and/ or substitute new measures for new Plan Years.

These performance measures can be one or more of the following consolidated (company-wide) or subsidiary, division or operating unit financial measures; provided that for any Award that is intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C), either (a) payment of any amount pursuant to the Award will be subject to achieving the Section 162(m) Performance Goal established by the Committee for the Participant under the Executive Incentive Plan, or (b) the performance measures shall be one or more of those measures described in section 4 of the NIC Executive Incentive Plan: (1) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (2) net income (before or after taxes), (3) reduction in expenses, (4) pre-tax or after-tax operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization,  (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment or cash flow return on invested capital,  (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) pre-tax or after-tax operating earnings per share,  (17) total stockholder return, (18) growth measures, such as revenue growth or operating income growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objective with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel,  (28) customer satisfaction, (29) operating efficiency, productivity ratios, (30) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

Performance goals may be expressed on an absolute and/ or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company or the performance of one or more subsidiaries, divisions or operating units of the Company or the past or current performance of other companies, or any combination thereof and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but not limited to, the cost of capital), stockholders' equity and/ or shares outstanding, or to assets or net assets.  Regardless of whether the Participant is a Covered Employee, and as described in Treas. Reg. § 1.162-27(e), (a) the performance goals shall be objective, (b) the achievement of such goals be "substantially uncertain" at the time that they are established, and (c) the Award’s compensation formula shall be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met and what amount of compensation would be paid as a result. Notwithstanding the foregoing, the Committee shall have the right to apply “negative discretion,” within the meaning of Treas. Reg. § 1.162-27(e)(2)(iii), to reduce or eliminate the compensation payable as a result of such performance.

The Committee, in its sole discretion, may determine during the applicable period to specifically exclude any or all of the following from performance calculations under the Plan: effects of extraordinary, unusual, special, or one-time events; effects of legal, accounting, or regulatory changes; effects of events that are outside of management's control; effects of events that are not reflective of a decision made (or area overseen) by management; effects of "preventive" measures taken by management; effects from the disposal of a business segment; or effects of tax adjustments. The Committee may also, in its sole discretion, specifically exclude any or all of the foregoing events or effects after the end of the applicable period, to the extent such events or effects were not reasonably anticipated to occur; provided, however, that the Committee’s discretion to exclude such events or effects after the end of the applicable period shall be limited to “negative discretion,” within the meaning of Treas. Reg. § 1.162-27(e)(2)(iii), to the extent necessary for any Award that is intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C) to maintain such qualification.

Performance measures, their weightings, and associated goals for the Plan Year are set forth in Attachment B.

Award Payout - Awards will be paid to Participants as soon as practicable in the year following the Plan Year, after the Committee certifies results of the performance measures. No interest shall accrue or be paid on any Awards, even if payment is substantially delayed.  Awards that are determined as a percentage of a Participant's base salary will be calculated using the Participant’s actual base salary as of May 1st for the Year in which the performance goals are established and the Performance Award is payable, unless the Award is intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C).

If the Award is intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C), then either (a) the Award will be calculated as a percentage of the Participant's actual base salary as of the time the performance goal was established, or (b) if a Section 162(m) Performance Goal applies to the Participant, the compensation payable to Participant under the Award shall be limited by the Section 162(m) Performance Goal Formula based upon the Participant's actual base salary as of the time the performance goal was established.

Payment under the Plan is subject to compliance by the Participant with any written agreement between the Participant and the Company, including an employment agreement, non-compete agreement, or other agreement relating to confidential information.  If the Participant breaches any such agreement, he/ she shall immediately forfeit his/ her right to receive any unpaid amounts earned under the Plan.

The Company has the right to deduct from all net amounts paid under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

Miscellaneous Provisions

1.	The Plan may be amended or discontinued by the Committee at any time without prior notification to Participants. However, no amendment may adversely affect an outstanding Award made under the Plan.

2.	The Committee maintains sole discretion to adjust Awards under the Plan downward for legitimate and reasonable performance reasons.

3.
The Committee will, to the extent permitted by law, have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results, or where the Participant engaged in intentional misconduct that increased his/ her incentive income. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

4.
The Committee may obtain such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any law or regulation of any governmental authority.  The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

5.
No member of the Board or Committee, nor any officer or employee of the Company acting on behalf of the Board or Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan.  All members of the Board or Committee, and each and any officer or employee of the Company acting on their behalf will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

6.
The interests of Participants under the Plan are not subject to claims, indebtedness, attachment, execution, garnishment, or other legal or equitable process.  Participant interests under the Plan may not be transferred or assigned, other than by will or by the laws of descent and distribution.  If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of Awards or other rights under the Plan, except as provided for in this Plan, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan, the Board may terminate the Participant's Award by notice to him/ her, and it shall thereupon become null and void.

Attachment A – Definitions

1.
"Award" means, a performance compensation opportunity granted to a Participant under (and subject to the terms of) this Plan, which provides for a cash payment if specified performance criteria are satisfied and the Participant complies with all other criteria under the Plan.

2.	"Code" means the Internal Revenue Code of 1986, as amended, and any Internal Revenue Code adopted in the future to replace the Internal Revenue Code of 1986.

3.	"Covered Employee" means Covered Employee as defined in the NIC Executive Incentive Plan.

4.
"Disability" means except as otherwise provided by the Committee, that the Participant has become eligible to receive long-term disability benefits under a Company-sponsored long-term disability plan, if any.

5.
"Employee" refers to any person who is employed by the Company, is on the Company's payroll, and whose wages are subject to withholding under the Federal Insurance Contributions Act, codified in Code § 3121.

6.	"Participant" shall mean an Employee of the Company to whom an Award is granted under this Plan.

7.	"Plan Administrator" means the individual or committee appointed or designated by the Committee to administer the Plan, if not the Committee itself.

8.	"Plan Year" refers to the active twelve-month period of performance under the Plan, which is the same period as NIC’s fiscal year.

9.
"Potential Covered Employee" means a Participant the Committee determines may be a Covered Employee at the end of the Company's fiscal year during which the value of an Award is to be paid pursuant to the terms of the Plan and recognized as income by the Participant for federal income tax purposes.

10.
"Retirement" means a Participant's date of termination which is designated by the Committee as a "Retirement" for purposes of the Plan or, if applicable, a Participant's date of termination after the normal retirement date specified in a plan maintained by the Company under which the Participant is covered, and which is qualified under section 401(a) of the Code.

11.
"Section 162(m) Performance Goal" means the Plan Year performance goal established by the Committee under the Executive Incentive Plan, no later than 90 days after the start of the Plan Year, which must be achieved and certified by the Committee in order for a Participant who was designated by the Committee as subject to such goal to receive any amount of compensation pursuant to his or her Award under this Plan. The Committee shall set forth the generally applicable Section 162(m) Performance Goal for the Plan Year in Attachment C to this Plan.

12.	"Termination of Service" occurs when a Participant ceases to serve as an Employee of the Company, for any reason.

Attachment B – Performance Measures and Weightings

For [Year], designated Participants shall be subject to a Section 162(m) Performance Goal that must be achieved in order for payment of an Award under this Plan to occur. The designated Participants and the applicable Section 162(m) Performance Goal are set forth in Attachment C.

For [Year], all Participants will be evaluated based on the Company's consolidated operating results.  The Committee has determined the following three measures will be used for Plan purposes, each with the assigned weightings as described:

•	Operating Income

[%] of a Participant's opportunity under the Plan – The definition of Operating Income is consistent with that term defined in generally accepted accounting principles and will be derived directly from the face of the consolidated statements of income included in the Company's Annual Reports on Form 10-K for the year ending December 31, [Year]

•	Total Revenue

[%] of a Participant's opportunity under the Plan – The definition of Total Revenue is consistent with that term defined in generally accepted accounting principles and will be derived directly from the face of the consolidated statements of income included in the Company's Annual Reports on Form 10-K for the year ending December 31, [Year]

•	Cash Flow Return on Invested Capital – excluding taxes paid

[%] of a Participant's opportunity under the Plan – Cash Flow Return on Invested Capital is defined as consolidated cash flow from operating activities plus income taxes paid minus capital expenditures, the difference of which is divided by the difference between total assets and non-interest bearing current liabilities.  Consolidated cash flow from operating activities and capital expenditures will be derived from the face of the consolidated statements of cash flows included in the Company's Annual Report on Form 10-K for the year ending December 31, [Year].  Total assets and non-interest bearing liabilities will be derived from the face of the consolidated balance sheets included in the Company's Annual Reports on Form 10-K for the year ending December 31, [Year].

For the [Year] Plan Year, the Committee determined a "Target" performance level for the Company for each of the above three performance criteria.  Performance of the Company at the Target level will result in an annual cash incentive for the Chief Executive Officer ("CEO") that is [%] of the executive's base salary and for the Chief Financial Officer ("CFO"), Chief Operating Officer ("COO") and Executive Vice President ("EVP") that is [%] of each executive’s base salary.  The Committee also determined a range of possible cash incentives above and below Target performance for the CEO, ranging from [%] of base salary for achieving "Threshold" performance to [%] of base salary for achieving "Superior" performance, and for each of the CFO, COO and EVP, ranging from [%] of base salary for achieving “Threshold” performance to [%] of base salary for achieving “Superior” performance.  For each of the CEO, CFO, COO and EVP, the maximum multiple of target (as a % of base salary) for each performance criteria at the “Superior” performance level is two (2) times target; however, the overall maximum incentive payout for all three performance criteria is limited to [ _ ] times target.  No payments are awarded under the plan if Threshold performance is not achieved, and except as otherwise provided in this Attachment B, no additional payments are awarded for performance in excess of the Superior level.  To the extent an Award is intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C), then either: (a) the Award will be calculated as a percentage of the Participant's actual base salary as of the time the performance goal was established, or (b) if a Section 162(m) Performance Goal applies to the Participant, the compensation payable to Participant under the Award shall be limited by the Section 162(m) Performance Goal Formula based upon the Participant's actual base salary as of the time the performance goal was established.

The following table sets forth threshold, target and superior Company performance levels for the performance criteria included in the Plan for the [Year] Plan Year and the performance levels for Annual Cash Incentives as described above:

Performance Levels
Performance Criteria	Threshold	Target	Superior

Operating income ([%] of opportunity)	[%] of budget	Budget	[%] of Budget

Total revenue ([%] of opportunity)	[%] of budget	Budget	[%] of Budget

Cash flow return on invested capital – excluding taxes ([%] of opportunity)	[%]	[%]	[%]

Performance Levels
Performance Levels Annual Cash Incentive as a Percentage of Base Salary	Threshold	Target	Superior
Chief Executive Officer	[%]	[%]	[%] (in the aggregate) ([%] of [%])

Any one or more measures (subject to aggregate limit)			[%] ([%] of [%])

Chief Financial Officer, Chief Operating Officer, Executive Vice President	[%]	[%]	[%](in the aggregate) ([%] of [%])

Any one or more measures (subject to aggregate limit)			[%] ([%] of [%])

Discretionary range of ± 20% of the above percentages at each performance level; provided, however, that for any Award intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C), then (a) if no Section 162(m) performance goal applies, there shall be no discretion to increase the range of the above percentages at any performance level; and (b) if a Section 162(m) Performance Goal applies, then the discretion to increase the range of the above percentages at any performance level shall be limited so that the compensation payable for the Award cannot exceed the amount of compensation payable pursuant to the Section 162(m) Performance Goal Formula.

Target performance levels for operating income and total revenues are based upon the Company's fiscal [Year] annual budget approved by the Board of Directors on  [Date], [Year].  Target performance for cash flow return on invested capital is based on the Company's [Year] return on invested capital and the expected average for  [Year] based on the Company’s fiscal [Year] annual budget.  Threshold and Superior performance levels in the table above were recommended by management and approved by the Committee based on the Company's past performance with respect to these metrics generally and relative to budget.

At the end of each Plan Year, the Committee shall have the option to evaluate actual Company performance against (i) Target expectations and (ii) broader market performance and/or the performance of the Company’s peer group used for executive compensation benchmarking, and consider adjustments to the annual cash incentive, if appropriate.  For example, in periods where the Company achieves Target performance and outperforms the market, the Committee may determine it appropriate to pay more than if the Company were to achieve Target performance but underperform the market.  The intent of this approach is to provide the Committee the option to adjust the annual cash incentive upward or downward with primary consideration to absolute performance against Target and secondary consideration to performance against market. The Committee may adjust the annual cash incentive component downward by up to 20% with respect to any Award, and may adjust the annual cash incentive component upward by up to 20% provided, however, that for any Award intended to qualify as "performance-based compensation" under Code Section 162(m)(4)(C), then (a) if no Section 162(m) Performance Goal applies, there shall be no discretion to increase the range of the above percentages at any performance level; and (b) if a Section 162(m) Performance Goal applies, then the discretion to increase the range of the above percentages at any performance level shall be limited so that the compensation payable for the Award cannot exceed the amount of compensation payable pursuant to the Section 162(m) Performance Goal Formula.

Example 1:

The CEO's annual cash incentive is being calculated.  The Company meets the Superior performance level for Operating Income, the Target performance level for Total Revenues and the Threshold performance level for Cash Flow Return on Invested Capital.

The CEO's annual cash incentive is computed as follows, and is subject to an achieved Section 162(m) Performance Goal:

Measure	% of Opportunity	Performance Level Attained	Cash Incentive as % of Base Salary	Award as % of Base Salary

Operating Income	[%]	Superior	[%]	[%]
Total Revenue	[%]	Target	[%]	[%]
Cash Flow Return on Invested Capital	[%]	Threshold	[%]	[%]
Total Cash Incentive				[%]

Total Cash Incentive subject to ± 20% adjustment for a range of [%] to [%] of base salary; provided, however, that total award cannot exceed the amount payable pursuant to the Section 162(m) Performance Goal Formula.

Example 2:

The CEO's annual cash incentive is being calculated.  The Company meets the Superior performance level for all three measures of Operating Income, Total Revenues and Cash Flow Return on Invested Capital.

The CEO's annual cash incentive is computed as follows, for an Award intended to qualify as "performance-based compensation," as described in Code Section 162(m)(4)(C):

Measure	% of Opportunity	Performance Level Attained	Cash Incentive as % of Base Salary	Award as % of Base Salary

Operating Income	[%]	Superior	[%]	[%]
Total Revenue	[%]	Superior	[%]	[%]
Cash Flow Return on Invested Capital	[%]	Superior	[%]	[%]

Total cash incentive - Preliminary (in excess of aggregate limit)				[%]

Total cash incentive – Final, reduced to				[%]

Total Cash Incentive subject to ± 20% adjustment for a range of [%] to [%] of base compensation; provided, however, that no adjustment to increase the compensation payable can occur unless the Award is also subject to an achieved Section 162(m) Performance Goal, and the amount payable pursuant to the Award cannot exceed the amount of compensation payable pursuant to the Section 162(m) Performance Goal Formula.

Attachment C – Section 162(m) Performance Goal

For Participants subject to a Section 162(m) Performance Goal, (a) no compensation will be paid pursuant to a Plan Award unless the Participant’s Section 162(m) Performance Goal is achieved, as certified by the Committee; and (b) no compensation paid pursuant to an Award may exceed the amount of compensation payable pursuant to the Section 162(m) Performance Goal Formula.

The following Participants are subject to the Section 162(m) Performance Goal established under the Executive Incentive Plan:

All Covered Employees

Except as otherwise specified in writing for any designated Participant, the Section 162(m) Performance Goal for [Year], as established under the Executive Incentive Plan, by the Committee no later than 90 days after the start of the [Year] fiscal year, shall be the following:

[Section 162(m) Performance Goal]

In determining the foregoing Section 162(m) Performance Goal, the following events or effects shall be excluded: [none].

If the Participant’s Section 162(m) Performance Goal is not achieved, no payment will owed pursuant to the Section 162(m) Performance Goal and no payment may be made pursuant to this Plan. If the Section 162(m) Performance Goal is attained (as certified by the Committee), the “Section 162(m) Performance Goal Formula” will be the lesser of (a) 200% of the Participant’s base salary at the time the Section 162(m) Performance Goal is established, or (b) $2 million (unless the Committee has, in writing, established a different formula for any Participant. In addition, however, the Committee shall exercise its ability to use “negative discretion” to reduce the amount payable under the Section 162(m) Performance Goal Formula, pursuant to the rules set forth in this Plan.